PR NEWSWIRE

                NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
            DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2003


          RED BANK, N.J. October 30, 2003 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 45 cents per unit, payable on November 26, 2003 to holders of record on November 14, 2003.

          John R. Van Kirk, Managing Director, noted that this year's quarterly distribution was 7 cents or 18% higher than the distribution for the prior year's equivalent quarter. Overall Oldenburg gas sales covered under the lower royalty rate agreement increased by 6.3% from 37.5 billion cubic feet ("Bcf") to 39.9 Bcf. This increase was entirely concentrated in the lower royalty area of eastern Oldenburg. Gas sales from western Oldenburg covered under the higher royalty rate agreement decreased by 7.8% from 18.9 Bcf to 17.4 Bcf. Under the lower royalty rate agreement covering the entire Oldenburg concession average gas prices declined 3.3% from 1.2270
Euro cents per kilowatt hour ("Ecents/Kwh") to 1.1864 Ecents/Kwh.   Average
gas prices under the higher royalty rate agreement covering western Oldenburg increased 6% from 1.3877 Ecents/Kwh to 1.4714 Ecents/Kwh. While not all transfers from Germany have been received as yet, the average value of the Euro based on transfers received so far put the Euro at a dollar equivalent value of approximately $1.11for the quarter just ended.

          The total distribution for fiscal 2003 is $1.95 per unit compared to the previous year's distribution of $1.89 per unit, the difference of $0.06 represents an increase of 3.1%. The November distribution reflects royalties from sales made during the third calendar quarter of 2003. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

          Contact -- John H. Van Kirk, Managing Trustee or John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at NEORT@AOL.Com.